Exhibit 1

FIBRIA CELULOSE S.A.

Publicly-Held Company

Corporate Taxpayer’s ID (CNPJ/MF): 60.643.228/0001-21

Company Registry (NIRE): 35.300.022.807

MATERIAL FACT

In accordance with the provisions of article 157, paragraph 4, of Law No. 6,404 dated December 15, 1976, as amended (the “Brazilian Corporate Law”), and CVM Instruction No. 358/2002, as amended, FIBRIA CELULOSE S.A. (BM&FBOVESPA: FIBR3 | NYSE: FBR) (“FIBRIA” or the “Company”) informs the market that, at a meeting held on March 7, 2012, our Board of Directors approved a primary public offering of common shares, without par value (the “Shares”), by the Company, free and clear of any liens or encumbrances, including in the form of American Depositary Shares (“ADSs”), represented by American Depositary Receipts (“ADRs”), also free and clear of any lien and encumbrances, to be conducted simultaneously in Brazil and abroad (the “Public Offering”).

The Public Offering is in accordance with the strategy announced by the Company to strengthen its capital structure and to reach a more adequate leverage ratio.

The proceeds of the Public Offering are estimated to be approximately R$1.25 billion. The proceeds of the Public Offering may be different from this estimate and will be determined based on the price of the common shares of the Company on the BM&FBOVESPA S.A. – Bolsa de Valores, Mercadorias e Futuros, the price of the ADSs on the New York Stock Exchange and the outcome of the book-building process during which investors will be able to manifest their intentions to invest in the Shares and ADSs. The price per Share of the Public Offering will be based on these parameters.

The Shares will be issued in connection with the Public Offering pursuant to the resolution of our Board of Directors, based on the authorized capital set forth in our Bylaws, the limit of which will be increased for this purpose. In this regard, at the meeting held on March 7, 2012, our Board of Directors also approved the convocation of a General and Extraordinary Meeting of our shareholders on March 26, 2012, notice of which will be published for the first time on March 09, 2012.

As set forth in article 172 of the Brazilian Corporate Law, and article 6 of the Bylaws of FIBRIA, no preemptive rights will be available to the Company’s shareholders in connection with the capital increase; however these shareholders (other than holders of the ADSs) will be given priority rights to subscribe for the Shares in proportion to their interests in our share capital, as provided for in the documentation of the offering (the “Priority Offer”). The Priority Offer will be carried out under the terms of article 21 of CVM Instruction No. 400/2003, in a manner assuring the participation of shareholders, and will be based on custodial position with BM&FBOVESPA or the depository institution for the shares of our Company, at the end of the day on March 19, 2012, (“First Cut-Off Date”). Nevertheless, if a shareholder’s equity position changes between the First Cut-Off Date and the Second Cut-Off Date, which will be duly defined and timely disclosed, the number of Shares to which the shareholder will have the right to subscribe will proportionally change according to the variation in its shareholder equity position between the First and Second Cut-Off Dates.

The Public Offering will consist of: (a) the public distribution of shares in Brazil on the OTC market in accordance with CVM Instruction No. 400/2003; and (b) the distribution of shares outside of Brazil, including in the form of ADS represented by ADRs, in accordance with the U.S. Securities Act of 1933, as amended (the “Securities Act”), pursuant to a Registration Statement on Form F-3 that will be filed with the U.S. Securities and Exchange Commission.

The application for registration of the Public Offering was submitted on the date hereof to the simplified procedure provided in CVM Instruction No. 471 and the agreement among the Brazilian Securities Commission (Comissão de Valores Mobiliários – CVM) and the Brazilian Financial and Capital Markets Association (Associação Brasileira das Entidades dos Mercados Financeiros e de Capital – ANBIMA).

This announcement shall not constitute an offer to sell or the solicitation of an offer to buy the securities described herein, nor shall there be any sale of these securities in any state or jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state or jurisdiction. Fibria shares may not be offered or sold in the United States absent registration or an exemption from registration, and Fibria currently intends to register the proposed offering in the United States. Any public offering of Fibria shares will be made by means of a prospectus containing detailed information about Fibria and the offering.

This transaction represents another step that our Company has taken to strengthen its capital structure.

São Paulo, March 8, 2012.

FIBRIA CELULOSE S.A.

GUILHERME PERBOYRE CAVALCANTI

FINANCIAL AND INVESTOR RELATIONS DIRECTOR

Forward-Looking Statements:

This document may contain forward-looking statements within the meaning of Section 27A of the Securities Act and Section 21E of the Securities Exchange Act of 1934, as amended, that are not based on historical facts and are not assurances of future results. These forward-looking statements are based on management’s current expectations and estimates about future events and financial trends, which affect or may affect our businesses and results of operations. The words “believe,” “may,” “will,” “estimate,” “continue,” “anticipate,” “intend,” “expect” and similar words are intended to identify estimates and forward-looking statements. Statements regarding the declaration or payment of dividends, the implementation of principal operating and financing strategies and capital expenditure plans, the direction of future operations and the factors or trends affecting financial condition, liquidity or results of operations are examples of forward-looking statements. Although we believe that these forward-looking statements are based upon reasonable assumptions, these statements are subject to several risks and uncertainties and are made in light of information currently available to us. Estimates and forward-looking statements involve risks and uncertainties and are not guarantees of future performance. Any changes in such assumptions or factors could cause actual results to differ materially from current expectations and our future results may differ materially from those expressed in these estimates and forward-looking statements.

All forward-looking statements are expressly qualified in their entirety by this cautionary statement, and you should not place reliance on any forward-looking statement contained in this document. We undertake no obligation to publicly update or revise any forward-looking statements, whether as a result of new information or future events or for any other reason.

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